                                                                  Exhibit 99.1

                        [ELDORADO BANCORP LETTERHEAD]

NEWS RELEASE

                     FOR ADDITIONAL INFORMATION CONTACT:
                   DAVID R. BROWN, EXECUTIVE VICE PRESIDENT
                         AND CHIEF FINANCIAL OFFICER



           FOR IMMEDIATE RELEASE  ELDORADO BANCORP  (714) 798-1100




               ELDORADO COMPLETES ACQUISITION OF MARINERS BANK


        TUSTIN, California, October 20, 1995 -- Eldorado Bancorp (ASE/ELB) today announced that it has completed the acquisition of Mariners Bancorp which has been merged with and into Eldorado Bank, the wholly-owned subsidiary of Eldorado Bancorp.

        Mariners Bancorp shareholders will receive in the transaction one share of Eldorado Bancorp common stock and $6.46 cash for each of their Mariners Bancorp shares. The transaction is valued at approximately $13.4 million.

        Mariners Bancorp, through its wholly owned subsidiary, Mariners Bank, conducts banking business in three banking offices in the south Orange County cities of San Clemente, San Juan Capistrano and Monarch Beach (Dana Point). Total assets on September 30, 1995 were $75 million.

        J.B. Crowell, President and Chief Executive Officer of Eldorado Bancorp and Chairman of Eldorado Bank, said, "This acquisition has made Eldorado Bank the largest independent bank in the growing southern portion of Orange County. We expect the business combination to begin contributing positively to earnings in the first quarter of 1996."

        The combined bank will maintain the name of Eldorado Bank. Eldorado Bank has expanded by acquiring other banks in the past. The most recent was the 1991 acquisition of Bank of San Clemente.

        Tustin-based Eldorado Bancorp, through its Eldorado Bank subsidiary, operates eleven banking offices in Orange, Riverside and San Bernardino counties. Total assets on June 30, 1995 were $309 million.

                                    ******